OFFER TO PURCHASE
                        REPUBLIC ENGINEERED STEELS, INC.

                           OFFER TO PURCHASE FOR CASH
                         ANY AND ALL OF ITS OUTSTANDING
                      9 7/8% FIRST MORTGAGE NOTES DUE 2001
              AT A PRICE OF $1,042.30 PER $1,000 PRINCIPAL AMOUNT
     PLUS ACCRUED AND UNPAID INTEREST TO BUT NOT INCLUDING THE PAYMENT DATE

                            ------------------------

     Republic Engineered Steels, Inc., a Delaware corporation (the "Company" or "Republic"), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be supplemented from time to time, the "Offer to Purchase"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal" and, together with this Offer to Purchase, the "Offer"), any and all of its outstanding 9 7/8% First Mortgage Notes Due 2001 (the "Notes") at a purchase price of $1,042.30 per $1,000 principal amount of the Notes tendered, plus any accrued and unpaid interest up to but not including the date of payment.

     On October 5, 1998, the Company commenced an offer to purchase any and all of the Notes at a purchase price of $1,010 per $1,000 principal amount, plus accrued and unpaid interest (the "Change of Control Offer") , which offer, as amended, expires at 12:00 midnight, New York City time, on November 4, 1998. The Change of Control Offer has been made by the Company in order to comply with the terms of the Indenture dated as of December 15, 1993 (the "Indenture"), between the Company and Bankers Trust Company, as trustee (in such capacity, the "Trustee"), governing the Notes. The purchase price offered in the new Offer made hereby is equal to the initial redemption price for the Notes and is higher than the price offered in the Change of Control Offer. Although the Offer will expire on June 30, 1999, noteholders who do not tender in the Change of Control Offer may receive a payment equal to the Offer purchase price prior to June 30, 1999 upon an earlier redemption of the Notes in connection with the implementation of the Transactions. See "Purpose of the Offer" and "Background of the Offer." NOTES PROPERLY TENDERED AND PURCHASED PURSUANT TO THE CHANGE OF CONTROL OFFER MAY NOT BE PROPERLY TENDERED PURSUANT TO THE OFFER. ACCORDINGLY, IF YOU WISH TO TENDER YOUR NOTES PURSUANT TO THE OFFER AND YOU HAVE PREVIOUSLY TENDERED PURSUANT TO THE CHANGE OF CONTROL OFFER, YOU MUST WITHDRAW YOUR NOTES FROM THE CHANGE OF CONTROL OFFER AS SOON AS POSSIBLE BUT IN ANY EVENT NOT LATER THAN 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 4, 1998. DELIVERY OF A LETTER OF TRANSMITTAL PRIOR TO THE EXPIRATION OF THE CHANGE OF CONTROL OFFER SHALL CONSTITUTE A WITHDRAWAL OF THE NOTES WHICH ARE THE SUBJECT OF THE LETTER OF TRANSMITTAL FROM THE CHANGE OF CONTROL OFFER, UNLESS OTHERWISE INDICATED.

   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 30, 1999, UNLESS EXTENDED BY THE COMPANY IN ORDER TO COMPLY WITH APPLICABLE LAW (SUCH DATE, AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").

     THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION OR A MINIMUM CONDITION. THE OFFER IS CONDITIONED ONLY UPON (1) THE NOTES NOT HAVING BEEN PREVIOUSLY IRREVOCABLY CALLED FOR REDEMPTION PURSUANT TO THE INDENTURE AND (2) THE COMPLETION OF THE OFFER NOT BEING SUBJECT TO INJUNCTIVE RELIEF OR BEING UNLAWFUL OR BEING THE SUBJECT OF THREATENED OR PENDING PROCEEDINGS SEEKING SUCH RELIEF OR DETERMINATIONS. SEE "CONDITIONS TO THE OFFER."

                            ------------------------

                     The Dealer Managers for the Offer are:

CHASE SECURITIES INC.
                  DONALDSON, LUFKIN & JENRETTE
                                              BANCBOSTON ROBERTSON STEPHENS INC.

October 29, 1998

     THE OFFER IS NOT BEING MADE TO (NOR WILL THE SURRENDER OF SECURITIES FOR PURCHASE BE ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.

     NONE OF THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES IN RESPONSE TO THE OFFER.

                               ------------------

                                   IMPORTANT

     Any Holder desiring to tender Notes should either (a) in the case of a Holder who holds physical certificates evidencing such Notes, complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions therein, have his or her signature thereon guaranteed (if required by Instruction 1 of the Letter of Transmittal) and send or deliver such manually signed Letter of Transmittal (or a manually signed facsimile thereof), together with certificates evidencing such Notes and any other required documents, to Bankers Trust Company, as depositary (in such capacity, the "Depositary"), or
(b) in the case of a holder whose Notes are held in book-entry form, request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such beneficial owner desires to tender Notes. To be valid, tenders must be received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date. See "Procedures for Tendering Notes."

     Any Holder who desires to tender Notes but who cannot comply with the procedures set forth herein for tender on a timely basis or whose certificates for Notes are not immediately available may tender the Notes by following the procedures for guaranteed delivery set forth under "Procedures for Tendering Notes-Guaranteed Delivery."

     The Depository Trust Company ("DTC") has authorized DTC participants that hold Notes on behalf of beneficial owners of Notes through DTC to tender their Notes as if they were Holders. To effect a tender, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal, transmit their acceptance to DTC through DTC's Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedure for book-entry transfer set forth in "Procedures for Tendering Notes." A beneficial owner of Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee must instruct such nominee to tender the Notes on the beneficial owner's behalf. A Letter of Instructions is included in the materials provided along with this Offer to Purchase which may be used by a beneficial owner in this process to effect a tender of Notes. See "Procedures for Tendering Notes."

     Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Depositary, the Information Agent or the Company.

     NEITHER THE DELIVERY OF THIS OFFER TO PURCHASE NOR ANY ACCEPTANCE FOR PAYMENT OF, OR PAYMENT FOR, NOTES SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN ANY ATTACHMENTS HERETO OR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFER TO PURCHASE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DEALER MANAGERS.

                               ------------------

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO A TENDER OF NOTES PURSUANT TO THE OFFER.

     THIS OFFER TO PURCHASE, INCLUDING THE DOCUMENTS AND REPORTS INCORPORATED HEREIN BY REFERENCE, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     ALL STATEMENTS REGARDING THE COMPANY'S EXPECTED FINANCIAL POSITION, BUSINESS AND FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH EXPECTATIONS ("CAUTIONARY STATEMENTS") ARE DISCLOSED IN THIS OFFER TO PURCHASE, INCLUDING, WITHOUT LIMITATION, IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS OFFER TO PURCHASE AND UNDER "BACKGROUND TO THE OFFER," "PURPOSE OF THE OFFER" AND "CERTAIN SIGNIFICANT CONSIDERATIONS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS.

                      AVAILABLE INFORMATION; INCORPORATION
                           OF DOCUMENTS BY REFERENCE

     The Company is subject to the periodic reporting requirements of the Exchange Act, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such information may be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

     The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

          1. Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 1998; and

          2. Current Reports of the Company on Form 8-K dated July 28, 1998, September 16, 1998 and September 24, 1998.

     Additionally, the following documents filed by RES Holding Corporation with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

          1. Tender Offer Statement on Schedule 14D-1 dated July 30, 1998, as amended by Amendment No. 1 dated August 27, 1998, Amendment No. 2 dated September 8, 1998 and Final Amendment dated September 22, 1998.

     All documents and reports filed by the Company with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and on or prior to the termination of the Offer shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

     The Company will provide without charge, upon written or oral request, to each person to whom a copy of this Offer to Purchase is delivered, a copy of any of the documents of the Company (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) incorporated by reference herein.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
SUMMARY....................................................................................................     1
PURPOSE OF THE OFFER.......................................................................................     3
BACKGROUND TO THE OFFER....................................................................................     3
TERMS OF THE OFFER.........................................................................................     6
CERTAIN SIGNIFICANT CONSIDERATIONS.........................................................................     7
ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES...............................................................     8
PROCEDURES FOR TENDERING NOTES.............................................................................     9
WITHDRAWAL OF TENDERS......................................................................................    12
CONDITIONS TO THE OFFER....................................................................................    12
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES...............................................................    13
THE DEALER MANAGERS, THE INFORMATION AGENT AND THE DEPOSITARY..............................................    14
FEES AND EXPENSES..........................................................................................    15
SOURCE AND AMOUNT OF FUNDS.................................................................................    15
MISCELLANEOUS..............................................................................................    15

                                    SUMMARY

     The following summary is provided solely for the convenience of the holders of the Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and any amendments hereto and in the related Letter of Transmittal. Holders of the Notes are urged to read this Offer to Purchase and the related Letter of Transmittal in their entirety. Each of the capitalized terms used in this Summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

The Notes.................................  The Offer is being made with respect to the Company's 9 7/8% First
                                            Mortgage Notes Due 2001.

The Offer.................................  The Company is offering to purchase for cash from each Holder, upon the terms and subject to the conditions described herein, any and all outstanding Notes. The consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer shall be equal to $1,042.30, plus accrued and unpaid interest to but not including the Payment Date.

Purpose of the Offer......................  This Offer is being made by the Company in order to provide holders of the Notes with an attractive alternative to the Change of Control
                                            Offer such that holders will prefer to tender their Notes pursuant to this Offer rather than the Change of Control Offer. The Company intends to seek to consummate the Transactions (as defined below)
                                            prior to the June 30, 1999 Expiration Date of this Offer. The
                                            Transactions would involve a redemption of the Notes at the same price being offered pursuant to the Offer. The Company expects that the financing obtained in connection with the Transactions (including the financing necessary to pay the redemption price of then outstanding Notes) will be more favorable to the Company than the terms of the financing expected to be available to pay the purchase price of Notes acquired pursuant to the Change of Control Offer. The
                                            Company believes that the prospect of the higher price offered hereby may induce many Holders to tender their Notes pursuant to this Offer rather than the Change of Control Offer, which would provide the
                                            Company with additional time to effect the Transactions and obtain the more favorable financing necessary to pay the redemption price of
                                            Notes not acquired in the Change of Control Offer. This Offer is intended to provide assurance to Holders that, even if the
                                            Transactions are not consummated and such redemption does not occur prior to June 30, 1999, they will be entitled to receive promptly after June 30, 1999 the higher price offered hereby, which is the same price as such redemption price.

Conditions to the Offer...................  The Offer is conditioned only upon (1) the Notes not having been previously irrevocably called for redemption pursuant to the
                                            Indenture and (2) the completion of the Offer not being subject to an injunction or restraining order or being unlawful or prohibited or the Offer being the subject of threatened or pending proceedings seeking such relief or determinations. See "Conditions to the Offer."

Expiration Date...........................  The Offer will expire at 5:00 p.m., New York City time, on June 30,
                                            1999, unless extended by the Company in order to comply with applicable law. See "Terms of the Offer" and "Conditions to the
                                            Offer."

Payment Date..............................  The Payment Date shall be promptly after the date the Company accepts the Notes for purchase pursuant to the Offer.

How to Tender Notes.......................  See "Procedures for Tendering Notes." For further information, contact the Information Agent or the Dealer Managers at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase or consult your broker, dealer, commercial bank, trust company or custodian for assistance.

Withdrawal Rights.........................  Tenders of Notes may be validly withdrawn at any time prior to
                                            5:00 p.m., New York City time, on the Expiration Date by following the procedures described herein. See "Withdrawal of Tenders."

Brokerage Commissions.....................  No brokerage commissions are payable by Holders of the Notes to the
                                            Dealer Managers, the Information Agent, the Company or the
                                            Depositary.

Dealer Managers...........................  Chase Securities Inc., Donaldson, Lufkin & Jenrette Securities
                                            Corporation and BancBoston Robertson Stephens Inc.

Information Agent.........................  MacKenzie Partners, Inc.

Depositary................................  Bankers Trust Company.

Further Information.......................  Additional copies of this Offer to Purchase may be obtained by contacting the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Questions about the Offer should be directed to the Dealer Managers, at their addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Copies of the other documents incorporated by reference herein may be obtained as described herein under "Available Information;
                                            Incorporation of Documents by Reference."

                              PURPOSE OF THE OFFER

     This Offer is being made by the Company in order to provide holders of the Notes with an attractive alternative to the Change of Control Offer such that holders will prefer to tender their Notes pursuant to this Offer rather than the Change of Control Offer. The Company intends to seek to consummate the Transactions (as defined below) prior to the June 30, 1999 Expiration Date of this Offer. The Transactions would involve a redemption of the Notes at the same price being offered pursuant to the Offer. The Company expects that the financing obtained in connection with the Transactions (including the financing necessary to pay the redemption price of then outstanding Notes) will be more favorable to the Company than the terms of the financing expected to be available to pay the purchase price of Notes acquired pursuant to the Change of Control Offer. The Company believes that the prospect of the higher price offered hereby may induce many Holders to tender their Notes pursuant to this Offer rather than the Change of Control Offer, which would provide the Company with additional time to effect the Transactions and obtain the more favorable financing necessary to pay the redemption price of Notes not acquired in the Change of Control Offer. This Offer is intended to provide assurance to Holders that, even if the Transactions are not consummated and such redemption does not occur prior to June 30, 1999, they will be entitled to receive promptly after June 30, 1999 the higher price offered hereby, which is the same price as such redemption price.

                            BACKGROUND TO THE OFFER

     The RES Acquisition. On July 23, 1998, RES Holding Corporation ("RES Holding") and its subsidiary RES Acquisition Corporation ("RES Acquisition"), new companies organized and controlled by Blackstone Capital Partners II Merchant Banking Fund L.P. and certain affiliates ("Blackstone") and certain other investors, entered into an Agreement and Plan of Merger (the "Republic Merger Agreement") providing for the acquisition of all of the shares of common stock of the Company by RES Holding for aggregate consideration of approximately $144 million. Pursuant to the terms of the Republic Merger Agreement, on September 8, 1998, RES Acquisition consummated a tender offer for shares of common stock of the Company (the "Republic Tender Offer") pursuant to which RES Acquisition acquired approximately 97.7% of the outstanding common stock of the Company. The balance of the common stock of the Company was acquired by RES Holding on September 21, 1998 pursuant to a merger (the "Republic Merger" and together with the Republic Tender Offer, the "Republic Acquisition") of RES Acquisition with and into the Company.

     The Republic Acquisition and related fees and expenses were financed through (i) a cash equity investment of $95.5 million by Blackstone and certain other investors and (ii) $65.0 million of borrowings under a RES Holding credit facility (the "RES Holding Facility"). The maturity of the RES Holding Facility is currently June 8, 1999 but is expected to be extended to July 15, 1999. All of the interest payable through maturity thereunder has been put into escrow by RES Holding.

     The Transactions. Pursuant to a merger agreement (the "Combination Agreement") expected to be entered into among RES Holding, Bar Technologies Inc. ("BarTech"), a company controlled by Blackstone, and BarTech Merger Sub Inc., a subsidiary of BarTech to be formed in connection with the Transactions, BarTech Merger Sub Inc. is expected to merge with and into RES Holding (the "Combination"). As a result of the Combination, the Company is expected to become an indirect wholly-owned subsidiary of BarTech. BarTech is a producer of hot-rolled and cold-finished special bar quality ("SBQ") steel. As part of a strategy to pursue consolidation opportunities in the steel industry, BarTech and Blackstone identified the Combination with the Company as a significant opportunity to establish a leading position in the North American SBQ steel bar market and to realize sizable potential cost savings and synergistic benefits.

     Blackstone intends to complete the Combination as soon as practicable. The consummation of the Combination is conditioned upon the completion of the refinancing transactions referred to below (such transactions, together with the Combination, the "Transactions"), and there is no assurance that the Combination will be consummated or that it will be consummated on the terms described herein.

     In connection with the Combination, Blackstone intends, among other things, to refinance through a new financing a majority of the indebtedness of BarTech and its subsidiaries (including RES Holding and the Company) and to cause the Company to call for redemption (the "Redemption") all of the then outstanding

Notes at the applicable redemption price, which, for the year commencing on December 15, 1998, is 104.23% of the principal amount thereof plus accrued and unpaid interest to the redemption date. The refinancing, the Redemption (assuming no Notes are tendered pursuant to the Change of Control Offer) and related transactions are estimated to require in excess of $500 million and are currently expected to be funded through the issuance of debt securities, bank borrowings and from cash on hand. The refinancing and the Redemption are expected to be subject to, among other things, the completion of the new financing on terms satisfactory to Blackstone and a successful tender offer for BarTech's outstanding 13 1/2% Senior Secured Notes due 2001 and the receipt by BarTech of certain consents from the holders of a majority of the outstanding principal amount of such notes.

     The Change of Control Offer. The Republic Acquisition constituted a "Change of Control" of the Company as defined in the Indenture. On October 5, 1998, in order to comply with the terms of the Indenture, the Company commenced an offer to purchase any and all of the Notes at a purchase price of $1,010 per $1,000 principal amount, plus accrued and unpaid interest (the "Change of Control Offer"), which offer expires at 12:00 midnight, New York City time, on November 4, 1998.

     Bridge Facility. The amount of funds required by the Company to purchase Notes tendered pursuant to the Change of Control Offer will not be known until its expiration. If all outstanding Notes were tendered and purchased pursuant to the Change of Control Offer, the aggregate amount of funds required would be approximately $202 million in respect of principal and premium plus
$7.7 million in respect of accrued and unpaid interest (assuming that payment is made on November 6, 1998). Based upon the available borrowing base at October 23, 1998, up to approximately $107.8 million was available under the Company's existing revolving credit facility. The Company has not determined the extent to which it may utilize borrowings under its existing revolving credit facility to purchase tendered Notes.

     For the purpose of funding the Change of Control Offer, the Company also expects to enter in an additional senior credit facility (the "Bridge Facility") with The Chase Manhattan Bank, DLJ Bridge Finance, Inc. and BankBoston N.A. (the "Lenders") which will provide up to approximately $208.5 million of borrowings for the purpose of funding, among other things, the Change of Control Offer ("Change of Control Funding") and/or the Offer ("Offer Funding"). Set forth below is a summary of certain expected terms of the Bridge Facility, the definitive documentation and terms for which is currently being negotiated by the Company and the Lenders.

     The obligation of the Lenders to provide borrowings for the Offer Funding is subject to the absence of bankruptcy or insolvency events, and other customary conditions not related to the operation of the business, generally intended to assure the Lenders as to the legality, enforceability and validity of the loans made under the Bridge Facility and transactions contemplated by the Bridge Facility and a first priority perfected security interest in all of the assets currently securing the Notes, were the Notes to be repaid in their entirety. The obligation of the Lenders to provide borrowings for the Change of Control Funding is generally subject to customary conditions including conditions related to the operations of the Company's business as well as certain of the conditions applicable to the Offer Funding.

     All loans made under the Bridge Facility would mature one year from the date of initial borrowing (the "Maturity Date"). If loans are not repaid on the Maturity Date, a Lender may extend the maturity date of its loan or require the Company to issue new notes in exchange for the borrowed amounts (the "Exchange Notes"). The Company expects that the interest rate on borrowings under the Bridge Facility will be LIBOR (adjusted to include statutory reserves) plus a margin, increased by 0.5% every three months, subject to a maximum rate of 15.5% per annum. The Company expects to pay certain fees in the event of any borrowings (subject to certain refunds if the Company refinances the Bridge Facility). In connection with the Bridge Facility, RES Holding will make available warrants representing the right to purchase a portion of the common equity of the RES Holding (the "Warrants") in an escrow account for the benefit of the Lenders. After the Maturity Date, the Warrants may either be sold with such loans (and/or Exchange Notes) or released to the Lenders on certain terms and conditions.

     The Company expects to grant a first priority lien on its CAST-ROLL(Trademark) facility located in Canton, Ohio to secure outstanding borrowings under the Bridge Facility on an equal and ratable basis with the Notes. The CAST-ROLL(Trademark) facility is the Company's primary melt shop and has been in operation since 1996.

     In connection with the Bridge Facility, the Company and the Lenders or their Affiliates may enter into an assignment agreement (the "Assignment Agreement") providing for, among other things, (1) at the direction and sole option of the Lenders, the assignment (the "Assignment") by the Company to the Lenders of the Company's right to purchase all or a portion of the Notes tendered pursuant to the Change of Control Offer, (2) the availability to the Lenders of certain fees, financial and other benefits that would have been associated with a Change of Control Funding of a similar amount, and (3) upon an event of default under the Bridge Facility, the ability of the Lenders to either put their Notes to the Company at 101% of the principal amount plus accrued interest or exchanging their Notes for loans under the Bridge Facility at a ratio of $1,010 of loans for each $1,000 of Notes. The Company intends to enter into an indenture supplement to the Indenture to provide for the Assignment. The supplemental indenture will also provide that a default in the performance by the Company of a tender offer (including the Offer) will constitute a covenant event of default under the Notes, which is the treatment applicable to a default in respect of the Change of Control Offer.

     The Bridge Facility will provide that the Lenders may require, under certain circumstances, that the Company redeem the Notes with the proceeds of borrowings under the Bridge Facility (a "Redemption Funding"). Pursuant to the terms of the Bridge Facility, the Lenders could require a call of the Notes for redemption be made by the Company as early as concurrent with the funding of the Change of Control Offer, in which case, the holders who tendered their Notes pursuant to the Change of Control Offer would not be entitled to receive the redemption price. In addition, the Lenders under certain circumstances have the right to cause the Company to issue new high-yield notes (secured if required by the Lenders) for gross proceeds sufficient to refinance all outstanding loans under the Bridge Facility and all outstanding Notes at an interest rate determined by the Lenders in light of the then prevailing market conditions (but not to exceed 15.5% per annum) and on additional terms agreed to by the Company and the Lenders.

      In the event sufficient funds are not available to the Company and it fails to purchase all Notes validly tendered and not properly withdrawn pursuant to the Change of Control Offer or the Offer, an Event of Default would exist under the Indenture permitting the acceleration of the Notes and potential defaults or events of default could be triggered under other indebtedness of the Company.

  Recent Developments.

     Fiscal First Quarter Results. While the Company has not yet finalized its financial statements for the quarter ended September 30, 1998, the Company believes that its core hot-rolled and cold-finished businesses generally performed consistent with its business plans. However, the specialty steels business experienced difficult operating conditions in the quarter. The Company has recently entered into an exclusive non-binding letter of intent for the sale of the specialty steels business in an asset sale. In addition, the Company expects that results for the quarter will reflect one-time cash charges, including severance costs, of approximately $15 million arising in relation to the acquisition of the Company by RES Holding as well as other non-cash purchase accounting charges.

     PBGC Agreement. The Company is negotiating, and expects to enter into, an agreement with the Pension Benefit Guaranty Corporation (the "PBGC") pursuant to which (1) the PBGC would forebear from instituting proceedings to terminate its USWA Defined Benefit Plan as a result of the Republic Acquisition or the contemplated Combination, (2) the Company would fund a pension plan with an approximate $27 million initial contribution (or the establishment of a letter of credit in such amount) within five business days after entering into such agreement and (3) the Company would make an additional contribution to such pension plan in the amount of $20 million on or before July 1, 1999 (which obligation must also be supported by a letter of credit established within five business days after entering into the agreement). In addition, the Company is expected to be required to make quarterly contributions to such pension plan commencing October 1, 1999 in accordance with the following schedule:
$7.5 million per quarter for the first four payments, $7.6 million per quarter for the next four payments, $9.1 million per quarter for the next four payments and $8.5 million per quarter for the final four payments. While the agreement will impact the Company's liquidity, the Company believes that the agreement is a beneficial means of addressing the Company's unfunded liabilities in respect of the USWA Defined Benefit Plan.

                               TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) set forth herein and in the accompanying Letter of Transmittal, the Company is offering to purchase for cash any and all of its outstanding Notes at a price equal to $1,042.30 per $1,000 principal amount of Notes, plus accrued and unpaid interest to but not including the date of payment (the "Payment Date").

     All Notes validly tendered in accordance with the procedures set forth under "Procedures for Tendering Notes" and not withdrawn in accordance with the procedures set forth under "Withdrawal of Tenders" at or prior to 5:00 p.m., New York City time, on the Expiration Date will, upon the terms and subject to the conditions hereof, be accepted for payment by the Company, and payments will be made therefor, promptly after the Expiration Date. All conditions to the Offer will, if Notes are to be accepted for payment promptly after the Expiration Date, be either satisfied or waived by the Company prior to the expiration of the Offer on the Expiration Date.

     Prior to the Expiration Date of the Change of Control Offer, the Company will enter into an indenture supplement to the Indenture which will provide that a default in performance of any tender offer made by the Company for the Notes (including the Offer) shall constitute a covenant Event of Default under the Indenture, which is the same treatment as applicable to a default in respect of the Change of Control Offer.

     Tenders of Notes may be validly withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder.

     The Company's obligation to accept and pay for Notes validly tendered pursuant to the Offer is conditioned only upon (1) the Notes not having been previously irrevocably called for redemption pursuant to the Indenture and
(2) the completion of the Offer not being subject to an injunction or restraining order or being unlawful or prohibited or the Offer is the subject of threatened or pending proceedings seeking such relief or determinations. Subject to applicable securities laws and the terms set forth in this Offer to Purchase, the Company reserves the right, prior to the expiration of the Change of Control Offer, to amend the Offer in any respect or to revoke and terminate the Offer. In the event that the Offer is terminated on or before the expiration of the Change of Control Offer, the Company will purchase and pay for Notes validly tendered and not properly withdrawn in the Change of Control Offer on November 6, 1998 and will extend the Change of Control Offer for an additional period of ten business days. In the event that the Company is unable to borrow under the Bridge Facility or otherwise to finance the purchase of Notes tendered in the Change of Control Offer, the Company would breach the terms of such offer and default under the Indenture as amended. Subject to applicable securities laws and the terms set forth in this Offer to Purchase, the Company reserves the right, prior to the expiration of the Offer on the Expiration Date, to the extent necessary to lift any such injunction or cure any such illegality, to extend or otherwise amend the Offer. See "Conditions to the Offer." If the Company extends the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Notes is delayed or if the Company is unable to accept for payment Notes pursuant to the Offer, then the Depositary may retain tendered Notes which have not been previously withdrawn on behalf of the Company, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described under "Withdrawal of Tenders," subject to Rule 14e-1(c) under the Exchange Act (which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer).

     Any extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which any public announcement may be made, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     For purposes of the Offer, the term "business day" means any day, other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company will disseminate additional Offer materials to the extent required by law and may extend the Offer in order to comply with applicable law.

     Under no circumstances will any interest be payable because of any delay in the transmission of funds to Holders.

     The Company expressly reserves the absolute right, in its sole discretion, from time to time to purchase any Notes after the Expiration Date, through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise on terms that may or may not differ materially from the terms of the Offer.

                       CERTAIN SIGNIFICANT CONSIDERATIONS

     The following considerations, in addition to the other information described elsewhere herein or incorporated herein by reference, should be carefully considered by each Holder before deciding whether to participate in the Offer.

     Financing for the Offer. The Offer is not subject to a financing condition. While the conditions to the Bridge Facility do not include a condition based upon the absence of a material disruption in the financial markets and conditions relating to the Company are more limited than is customarily the case, Holders must consider that under certain circumstances the conditions under the Bridge Facility would not be met and the Company would be unable to borrow thereunder. In the event that the Company was unable to satisfy its obligations to purchase tendered Notes, the Company would breach the terms of the Offer and default under the terms of the Indenture as amended.

     To the extent that the Company borrows under its existing revolving credit facility to finance the purchase of Notes tendered pursuant to the Offer or the Change of Control Offer or incurs higher interest expense under the Bridge Facility, the Company's liquidity may be impaired.

     Effect on Trading of the Notes. The Notes are not traded in an established market. Prices and trading volume for the Notes are not reported and are difficult to monitor. To the extent that Notes are traded, prices of Notes may fluctuate widely depending on, among other things, the trading volume and the balance between buy and sell orders. If and to the extent that any Notes are purchased pursuant to the Offer, the outstanding principal amount of Notes available for trading would be reduced. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a greater float. Because the principal amount of Notes, if any, purchased pursuant to the Offer will reduce the float, the liquidity and market price of the Notes may be adversely affected. A reduced float may also tend to make the trading price of remaining Notes more volatile. The extent of the market for the Notes and the availability of price quotations would depend upon the number of holders of Notes remaining, the interest in maintaining a market in the Notes on the part of securities firms and other factors.

     Treatment of Notes Not Tendered in the Offer. From time to time in the future, to the extent any Notes remain outstanding after the consummation or expiration of the Offer, the Company may acquire any such Notes, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company may choose to pursue in the future.

     To the extent that Notes tendered in the Offer or the Change of Control Offer remain outstanding, the proportionate interests of Holders in the collateral pledged to secure the Notes would be unchanged. By virtue of the pledge of the CAST-ROLL(Trademark) facility, which pledge will be shared on an equal and rateable basis with the Lenders, the amount of collateral pledged to secure the Notes will increase.

     Fraudulent Transfer and Preference Considerations. Although the standards may vary depending on the law of the jurisdiction applied, in general, if a court were to find that, at the time the holders of Notes received consideration pursuant to the Offer, either (i) the Company paid such amounts, or incurred the related indebtedness or made other related distributions, with the intent of hindering, delaying or defrauding creditors, or (ii) the Company (a) received less than fair consideration or a reasonably equivalent value for paying such amounts, or for incurring the related indebtedness or making other related distributions and (b) either (w) was insolvent or rendered insolvent by reason of the distribution, payment or loan of such amounts, the incurrence of such indebtedness or such related distributions or payments, (x) was engaged, or about to engage, in a business for which its remaining assets constituted an unreasonably small amount of capital, (y) was acting with the intent or belief that it would incur debts beyond its ability to repay such debts as they matured (as the foregoing terms are defined in or interpreted under applicable federal and state fraudulent conveyance statutes) or (z) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if in either case, after final judgment, the judgment were unsatisfied), then such court may find that such payments involved the incurring of obligations or the transfers of interests in property deemed to be a fraudulent conveyance under applicable law. To the extent such payments were deemed to be a fraudulent conveyance, there is a risk that such payments would be voided and that such holders of Notes would be ordered by a court to turn over to the Company, or to a fund for the benefit of the creditors of the Company or to judgment creditors of the Company, as the case may be, some or all of the portion of the consideration paid to holders for their Notes.

     The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction that is being applied. Generally, however, a corporation would be considered insolvent if either (i) the present fair saleable value of its assets were less than the amount that would be required to pay its probable liabilities on its existing debts as they became absolute and matured or (ii) it were incurring debts beyond its ability to pay debts as they matured. There can be no assurance as to what standard a court would use to determine whether the Company was "solvent" in connection with such payments or as to whether, whatever standard was used, the Company would be found to have been solvent in such connection.

     Separate and apart from any fraudulent conveyance challenge, any payments made to holders in consideration for their Notes also may be subject to challenge as a preference if such payments (a) are made within 90 days prior to a bankruptcy filing by the Company, (b) are made when the Company is insolvent and (c) permit the holders to receive more than they otherwise might receive in a liquidation under applicable bankruptcy laws. If such payments were deemed to be a preference, the full amount of such payments could be recovered by the Company as debtor in possession or the trustee in bankruptcy, and holders would be restored to their previous position as holders of Notes.

     The Company believes that the payment of consideration for the Notes pursuant to the Offer will be made for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, the Company is and will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature, although no assurances can be given that this will be the case.

                  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES

     Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will purchase, by accepting for payment, and will promptly pay for, all Notes validly tendered pursuant to the Offer (and not withdrawn, or if withdrawn validly retendered) at or prior to 5:00 p.m., New York City time, on the Expiration Date, such payment to be made by the deposit of the Offer consideration in immediately available funds by the Company promptly after the Expiration Date with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. Under no circumstances will interest on the Offer consideration be paid by the Company by reason of any delay on behalf of the Depositary in making payment.

     The Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for Notes if any of the conditions to the Offer shall not have been satisfied or waived, or in order to comply, in whole or in part, with any applicable law. See "Conditions to the Offer." In all cases, payment by the Depositary to Holders or beneficial owners of the Offer consideration for Notes purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Notes or timely confirmation of a book-entry transfer of such Notes into the Depositary's account at DTC pursuant to the procedures set forth under "Procedures for Tendering Notes,"
(ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or a properly transmitted Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

     Tendered Notes will be deemed to have been accepted for payment, if, as and when the Company gives oral or written notice thereof to the Depositary. Subject to the terms and conditions of the Offer, payment for Notes so accepted will be made by deposit of the Offer consideration with the Depositary. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Company and then transmitting payment to or at the discretion of such Holders.

     If any tendered Notes are not purchased pursuant to the Offer for any reason, such Notes not purchased will be returned, without expense, to the tendering Holder promptly (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered) after the expiration or termination of the Offer.

     Tendering Holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Information Agent, the Depositary or the Company, or, except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of Notes pursuant to the Offer.

     The Company reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer or prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for payment pursuant to the Offer.

                         PROCEDURES FOR TENDERING NOTES

     The tender by a Holder of Notes pursuant to one of the procedures set forth below, together with the subsequent acceptance of such tender by the Company, will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Only Holders are authorized to tender their Notes. The procedures by which Notes may be tendered by beneficial owners that are not Holders will depend upon the manner in which the Notes are held. DELIVERY OF A LETTER OF TRANSMITTAL PRIOR TO THE EXPIRATION OF THE CHANGE OF CONTROL OFFER SHALL CONSTITUTE A WITHDRAWAL OF THE NOTES WHICH ARE THE SUBJECT OF THE LETTER OF TRANSMITTAL FROM THE CHANGE OF CONTROL OFFER, UNLESS OTHERWISE INDICATED. To the extent not otherwise withdrawn from the Change of Control Offer, holders may withdraw Notes tendered pursuant thereto, in whole or in part, if Bankers Trust Company, as the Paying Agent under the Change of Control Offer, receives, prior to 12:00 midnight, New York City time, on November 4, 1998, a tested telex, facsimile transmission or letter setting forth the name of the Holder, the certificate number (if any) and principal amount (which shall be $1,000 or an integral multiple thereof) of each Note delivered by the Holder for purchase in respect of which such notice of withdrawal is being submitted, a statement that the Holder is withdrawing its election to have such principal amount of such Notes purchased by the Company and the principal amount (which shall be $1,000 or an integral multiple thereof), if any, of each Note that remains subject to the original Change of Control Offer and that has been or will be delivered for purchase by the Company. NOTES PROPERLY TENDERED AND NOT WITHDRAWN FROM THE CHANGE OF CONTROL OFFER MAY NOT BE TENDERED PURSUANT TO THE OFFER.

     Tender of Notes Held in Physical Form. To tender Notes held in physical form effectively pursuant to the Offer, the Notes, together with a properly completed Letter of Transmittal (or a facsimile thereof duly executed by the Holder thereof), and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase (or delivery of Notes may be effected through the deposit of Notes with DTC and making book-entry delivery as set forth below) on or prior to the Expiration Date; provided, however, that the tendering Holder may instead comply with the guaranteed delivery procedure set forth below.

     LETTERS OF TRANSMITTAL AND PHYSICAL SECURITIES MUST BE SENT ONLY TO THE DEPOSITARY. DO NOT SEND LETTERS OF TRANSMITTAL OR PHYSICAL SECURITIES TO THE COMPANY, THE INFORMATION AGENT, DTC OR THE DEALER MANAGERS.

     Tender of Notes Held Through a Custodian. To tender Notes that are held of record by a custodian bank, depositary, broker, trust company or other nominee effectively pursuant to the Offer, the beneficial owner thereof must instruct such custodian to tender the Notes on the beneficial owner's behalf. A Letter of Instructions is included in the materials provided with this Offer to Purchase which may be used by a beneficial owner in this process to effect the tender.

     Tender of Notes Held Through DTC. To tender Notes that are held through DTC effectively pursuant to the Offer, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

     The method of delivery of Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Notes and Letters of Transmittal and, except as otherwise provided in the Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date, to permit delivery to the Depositary prior to such date.

     Except as provided below, unless the Notes being tendered are deposited with the Depositary at or prior to the applicable time on the Expiration Date (accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent's Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Offer consideration. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

     Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Offer to Purchase at or prior to the applicable time on the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "Agent's Message" means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to a guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery) and that the Company may enforce such agreement against such participants.

     Signature Guarantees. Signatures on all Letters of Transmittal, if necessary, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a "Medallion Signature Guarantor"), unless the Notes tendered thereby are tendered (i) by a registered Holder of Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Notes) who has not completed either of the boxes entitled "Special Delivery Instructions" or "Special Payment Instructions" on the Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. ("NASD") or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an "Eligible Institution"). See Instruction 1 of the Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of the Letter of Transmittal or if Notes not accepted for payment or not tendered are to be returned to a person other than the registered Holder, then the signatures on the Letters of Transmittal accompanying the tendered Notes must be guaranteed by a Medallion Signature Guarantor as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Holder desires to tender Notes pursuant to the Offer and time will not permit the Letter of Transmittal, certificates representing such Notes and all other required documents to reach the Depositary, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Notes may nevertheless be tendered, with the effect that such tender will be deemed to have been received prior to the Expiration Date if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company herewith, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, is received by the Depositary at or prior to 5:00 p.m., New York City time, on the Expiration Date as provided below; and

          (iii) the certificates for the tendered Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), together with a Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal or a properly transmitted Agent's Message, are received by the Depositary within two business days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be sent by hand delivery, telegram, facsimile transmission or registered or certified mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment of the consideration for Notes tendered and accepted for payment pursuant to the Offer will, in all cases, be made only after timely receipt (i.e., on or prior to 5:00 p.m., New York City time, on the Expiration Date) by the Depositary of the tendered Notes (or Book-Entry Confirmation of the transfer of such Notes into the Depositary's account at DTC as described above), and a Letter of Transmittal (or manually signed facsimile thereof) with respect to such Notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal, or a properly transmitted Agent's Message.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE COMPANY BY REASON OF ANY DELAY ON BEHALF OF THE DEPOSITARY IN MAKING PAYMENT TO ANY PERSON USING THE GUARANTEED DELIVERY PROCEDURES. THE CONSIDERATION FOR NOTES TENDERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES WILL BE THE SAME AS THAT FOR NOTES DELIVERED TO THE DEPOSITARY AT OR PRIOR TO 5:00 P.M. ON THE EXPIRATION DATE, EVEN IF THE NOTES TO BE DELIVERED PURSUANT TO THE GUARANTEED DELIVERY PROCEDURES ARE NOT SO DELIVERED TO THE DEPOSITARY, AND THEREFORE PAYMENT BY THE DEPOSITARY ON ACCOUNT OF SUCH NOTES IS NOT MADE, UNTIL AFTER THE PAYMENT DATE.

     Backup U.S. Federal Income Tax Withholding. To prevent backup U.S. Federal income tax withholding, each tendering Holder of Notes must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to backup U.S. Federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. For a more detailed discussion of backup U.S. Federal income tax withholding, see "Certain U.S. Federal Income Tax Consequences."

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes pursuant to any of the procedures described above will be determined by the Company in the Company's sole discretion (whose determination shall be final and binding). The Company reserves the absolute right to reject any or all tenders of any Notes determined by it not to be in proper form or, in the case of Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Notes of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Company, the Depositary, the Dealer Managers, the

Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

                             WITHDRAWAL OF TENDERS

     Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date (but not thereafter, except as otherwise described below). In addition, tenders of Notes may be validly withdrawn if the Offer is terminated without any Notes being purchased thereunder. In the event of a termination of the Offer, the Notes tendered pursuant to the Offer will be promptly returned to the tendering Holder (or, in the case of Notes tendered by book-entry transfer, such Notes will be credited to the account maintained at DTC from which such Notes were delivered).

     For a withdrawal of a tender of Notes to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Depositary prior to 5:00 p.m., New York City time, on the Expiration Date at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must (i) specify the name of the person who tendered the Notes to be withdrawn, (ii) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes, (iii) be signed by the Holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (x) documents of transfer sufficient to have the Trustee register the transfer of the Notes into the name of the person withdrawing such Notes and
(y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such Holder and (iv) specify the name in which such Notes are to be registered if different from the person who tendered such Notes pursuant to such documents of transfer. If the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer.

     Withdrawal of Notes can be accomplished only in accordance with the foregoing procedures.

     Any permitted withdrawals of tenders of Notes may not be rescinded, and any Notes so withdrawn will thereafter be deemed not validly tendered for purposes of the Offer; provided, however, that withdrawn Notes may again be tendered by following the procedures for tendering at or prior to the expiration of the Offer on the Expiration Date.

     Any Notes that have been tendered for purchase but which are withdrawn will be returned to the Holder thereof without cost to such Holder or, in the case of Notes tendered by book-entry transfer into the Depositary's accounts at DTC pursuant to the book-entry transfer procedures described above, such Notes will be credited to an account maintained with DTC for the Notes as soon as practicable after withdrawal.

     All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, in the Company's sole discretion (whose determination shall be final and binding). None of the Company, the Depositary, the Dealer Managers, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

                            CONDITIONS TO THE OFFER

     The Company shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to Rule 14e-l(c) under the Exchange Act, only in the event that
(1) the Notes have been previously irrevocably called for redemption pursuant to the Indenture or (2) consummation of the Offer on any scheduled Expiration Date has been enjoined or become subject to a restraining order or would be unlawful or prohibited or the Offer is the subject of threatened or pending proceedings seeking such relief or determinations. In the case where the consummation of the Offer on any scheduled Expiration Date is enjoined or is unlawful, the Offer shall be extended and the Company shall use its best efforts to have any such injunction lifted or illegality cured as soon as possible. See "Terms of the Offer."

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company, in whole or in part, at any time and from time to time, in the sole discretion of the Company. All conditions to the Offer will, if Notes are to be accepted for payment, be either satisfied or waived by the Company prior to the expiration of the Offer on the Expiration Date. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material U.S. Federal income tax consequences of the Offer to Holders of Notes. This discussion deals only with Holders that are United States persons and assumes that the Notes are held as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). For these purposes, "United States person" means a person who or which is
(i) an individual who is a citizen or resident of the United States for U.S. Federal income tax purposes, (ii) a corporation or other business entity taxable as a corporation created or organized under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate the income of which is subject to U.S. Federal income tax regardless of its source, (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions or (v) a person whose worldwide income or gain is otherwise subject to U.S. Federal income tax on a net income basis.

     This discussion is general in nature, and does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular Holder in light of the Holder's particular circumstances, or to certain types of Holders subject to special treatment under U.S. Federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, brokers, dealers in securities or foreign currency, banks, trusts, persons that hold Notes as part of a straddle, hedge against currency risk or constructive sale or conversion transaction, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and taxpayers that are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States). In addition, the discussion does not consider the effect of any foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. Federal income tax considerations, that may be applicable to particular Holders.

     This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. The Company has not requested, and will not request, a ruling from the Internal Revenue Service (the "IRS") with respect to any of the U.S. Federal income tax consequences described below and, as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth herein.

     A sale of Notes by a Holder pursuant to the Offer will be a taxable transaction to such Holder for U.S. Federal income tax purposes. A Holder will generally recognize capital gain (subject to the market discount rules discussed below) or loss on the sale of a Note in an amount equal to the difference between (i) the amount of cash received for such Note, other than the portion of such amount that is properly allocable to accrued interest, which will be taxed as ordinary income, and (ii) the Holder's "adjusted tax basis" for such Note at the time of sale. Generally, a Holder's adjusted tax basis for a Note will be equal to the cost of the Note to such Holder, increased by any original issue discount or market discount that the Holder elected to include in income, less any premium or other payments (other than interest payments) received on the Notes. Such gain or loss will constitute long-term capital gain or loss if the underlying Notes have been held for more than 12 months as of the date of sale.

     An exception to the capital gain treatment described above may apply to a Holder who purchased a Note at a "market discount." Subject to a statutory de minimis exception, market discount is the excess of a Note's stated redemption price at maturity over the Holder's adjusted tax basis in such Note immediately after its acquisition by such Holder. In general, unless the Holder has elected to include market discount in income currently as it accrues, any gain realized by a Holder on the sale of a Note having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the market discount that has accrued (on a straight line basis or, at the election of the Holder, on a constant interest basis) while such Note was held by the Holder.

     The receipt of the Offer consideration by a Holder who tenders its Notes may be subject to backup withholding at the rate of 31% with respect to such payments unless such Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the Holder's U.S. Federal income tax liability. A Holder who does not provide its correct taxpayer identification number may be subject to penalties imposed by the IRS, and gross proceeds of the Offer may be subject to backup withholding at the rate currently in effect of 31%.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATIONS. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER LAWS.

         THE DEALER MANAGERS, THE INFORMATION AGENT AND THE DEPOSITARY

     Chase Securities Inc. ("CSI"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and BancBoston Robertson Stephens Inc. ("BRS") have been engaged to act as the Dealer Managers in connection with the Offer and to provide certain financial advisory services to the Company in connection therewith. In such capacities, the Dealer Managers may contact Holders of Notes regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer to Purchase and related materials to beneficial owners of Notes. At any given time, the Dealer Managers may trade the Notes of the Company for their own account or for the accounts of customers, and accordingly, may hold a long or short position in the Notes.

     The Company has agreed to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the federal securities laws. The Dealer Managers have provided in the past, and are currently providing, other investment and commercial banking and financial advisory services to the Company and certain of its affiliates. DLJ and CSI acted as dealer managers in connection with the Republic Tender Offer. The Chase Manhattan Bank, an affiliate of CSI, DLJ Capital Funding, Inc., an affiliate of DLJ, and BankBoston N.A., an affiliate of BRS, are agents and lenders under the credit agreement with RES Holding under which RES Holding made borrowings to provide a portion of the funding required to complete the RES Acquisition. It is expected that CSI, DLJ and BRS will be the managers of the offering of new debt securities to be issued by one or more affiliates of the Company in connection with the Transactions. The Chase Manhattan Bank, DLJ Bridge Finance, Inc. and BankBoston N.A. will be agents and lenders under the Bridge Facility. The Chase Manhattan Bank and BankBoston N.A. expect to be, and an affiliate of DLJ may be, agents and lenders under a new credit facility to be entered into by the Company and certain of its affiliates in connection with the Transactions.

     Any Holder that has questions concerning the terms of the Offer may contact the Dealer Managers at their addresses and telephone numbers set forth on the back cover page of this Offer to Purchase.

     MacKenzie Partners, Inc. has been appointed as Information Agent for the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover page of this Offer to Purchase. Holders of Notes may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

     Bankers Trust Company has been appointed as Depositary for the Offer. Letters of Transmittal and all correspondence in connection with the Offer should be sent or delivered by each Holder or a beneficial owner's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses or the telephone number set forth on the back cover page of this Offer to Purchase. Any Holder or beneficial owner that has questions concerning tender procedures or whose Notes have been mutilated, lost, stolen or destroyed should contact the Depositary at one of the addresses or the telephone number set forth on the back cover of this Offer to Purchase.

                               FEES AND EXPENSES

     The Company will pay the Information Agent and the Depositary reasonable and customary fees for their services and will reimburse them and the Dealer Managers for their reasonable out-of-pocket expenses in connection therewith. The Company will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of Notes.

                           SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Company to pay for the principal of the Notes tendered pursuant to the Offer, assuming that all of the outstanding Notes are tendered in the Offer and no Notes are tendered in the Change of Control Offer, is $208.5 million (excluding any accrued interest). In addition, assuming that all of the outstanding Notes are tendered in the Offer and no Notes are tendered in the Change of Control Offer, interest on the Notes is paid on December 15, 1998 and June 15, 1999 and the Offer expires on June 30, 1999, the Company will also pay approximately $0.9 million in respect of accrued but unpaid interest on the Notes (assuming that payment is made on July 2, 1999). The required funds will be obtained by the Company from borrowings under the Bridge Facility as described under "Background to the Offer." Consummation of the Offer is not subject to a financing condition.

                                 MISCELLANEOUS

     The Company is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Offer will not be made to (nor will tenders of Notes be accepted from or on behalf of) the beneficial owners of Notes residing in such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          REPUBLIC ENGINEERED STEELS, INC.

October 29, 1998

                        The Depositary for the Offer is:
                             BANKERS TRUST COMPANY

      By Registered or Certified Mail:                 By Facsimile Transmission:                    By Hand Delivery:
                                                    (For Eligible Institutions Only)               Bankers Trust Company
        BT Services Tennessee, Inc.                                                           Corporate Trust and Agency Group
            Reorganization Unit                             (615) 835-3701                          123 Washington Street
              P.O. Box 292737                         Attention: Customer Service                    First Floor Window
          Nashville, TN 37229-2737                                                                   New York, NY 10006
                                                        Confirm by Telephone to:
                                                            (615) 835-3572

                                                         By Overnight Delivery:
                                                      BT Services Tennessee, Inc.
                                                    Corporate Trust and Agency Group
                                                          Reorganization Unit
                                                         648 Grassmere Park Rd.
                                                          Nashville, TN 37211


     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and address listed below. You may also contact the Dealer Managers at the telephone numbers set forth below or your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                         CALL TOLL-FREE (800) 322-2885

                     The Dealer Managers of the Offer are:

               CHASE SECURITIES INC.               DONALDSON, LUFKIN & JENRETTE           BANCBOSTON ROBERTSON STEPHENS INC.
            270 Park Avenue, 4th Floor                    277 Park Avenue                        100 Federal Street
           New York, New York 10017-2070             New York, New York 10172               Boston, Massachusetts 02110
              Attention: Robert Berk                  Attention: OhSang Kwon                   Attention: Andrew Fay
          Call: (212) 270-1100 (collect)          Call: (212) 892-3875 (collect)           Call: (617) 434-9204 (collect)
